VSE Reports Second Quarter 2003 Results

                   Company Earns $0.20 Per Share in Quarter

     Alexandria, Virginia, July 25, 2003 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three- and six-month periods ended June 30, 2003 and 2002:

VSE Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(dollars in thousands, except share data)
-----------------------------------------------------------------------------------------
                                                   Three Months             Six Months
                                                 2003        2002        2003        2002
                                                 ----        ----        ----        ----
Revenues, principally from contracts         $  29,368   $  36,353   $  55,830   $  65,433
Costs and expenses of contracts                 28,608      35,835      54,373      64,651
                                             ---------   ---------   ---------   ---------
Gross profit                                       760         518       1,457         782
Selling, general and administrative expenses        48          35          90          63
Interest (income) expense                          (15)         29         (31)         46
                                             ---------   ---------   ---------   ---------
Pretax income                                      727         454       1,398         673
Provision for income taxes                         291         180         530         280
                                             ---------   ---------   ---------   ---------
Net income                                   $     436   $     274   $     868   $     393
                                             =========   =========   =========   =========

Weighted average shares outstanding:
Basic                                        2,188,635   2,173,790   2,187,841   2,163,826
Diluted                                      2,220,333   2,199,866   2,222,576   2,188,685


Earnings per share:
Basic                                        $     .20   $     .12   $     .40   $     .18
Diluted                                            .20         .12         .39         .18


Financial Results

     Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "Our revenues declined about $7.0 million (a 19% decrease) for the quarter and about $9.6 million (a 15% decrease) for the six months compared to the same periods of last year, primarily due to a lower volume of work in BAV and Fleet Maintenance divisions and to our decision to discontinue marketing TTD services. Our net income increased about $162 thousand (59%) for the quarter and about $475 thousand (121%) for the six months compared to the same periods of last year, primarily due to the absence of losses associated with TTD work and to an elimination of losses in Fleet Maintenance Division work."


     "As indicated by our recent news releases on contract awards and on new work beginning at VSE, we anticipate favorable trends in our revenues and profitability."

     VSE provides diversified services to the engineering, energy and environment, security, and defense, services and homeland security markets from more than 15 locations across the United States and around the world.

     For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703)317-5202.

     VSE shares are traded on Nasdaq under the symbol "VSEC."


News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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